STOEL RIVES LLP
                                 ---------------
                                    ATTORNEYS

                            Standard Insurance Center
                         900 SW Fifth Avenue, Suite 2300
                           Portland, Oregon 97204-1268

                            Telephone (503) 224-3380
                               Fax (503) 220-2480
                               TDD (503) 221-1045

                               September 10, 1997





Board of Directors
Hollywood Entertainment Corporation
25600 SW Parkway Center Drive
Wilsonville, OR 97070


     We have acted as counsel for Hollywood Entertainment Corporation (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended, covering an aggregate principal amount of $200,000,000 of 105/8% Series B Senior Subordinated Notes due 2004 of the Company (the "Series B Notes") being offered for exchange by the Company. We have reviewed the corporate action of the Company in connection with this matter and have examined the documents, corporate records and other instruments we deemed necessary for the purpose of this opinion.

     Based on the foregoing, it is our opinion that:

     (i) The Company is a corporation existing under the laws of the State of Oregon; and

     (ii) The Series B Notes have been duly authorized.

     We consent to the use of our name in the Registration Statement and in the Prospectus filed as a part thereof and to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       STOEL RIVES LLP

                                       STOEL RIVES LLP